Exhibit 99.2


                               AMENDMENT AGREEMENT

     This AMENDMENT AGREEMENT is made to be effective as of December 5, 1996, between Barefoot Inc., a Delaware corporation (the "Company"), and National City Bank (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of April 11, 1995 and a First Amendment thereto dated as of October 15, 1995 (the "Rights Agreement"), setting forth the terms of the Company's common stock purchase Rights (as defined in the Rights Agreement);

     WHEREAS, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement pursuant to the provisions of Section 27 of the Rights Agreement; and

     WHEREAS, all acts and things necessary to make this Amendment Agreement a valid, legal and binding instrument of the Company and the Rights Agent have been duly done, performed and fulfilled, and the execution and delivery hereof by each of the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent, respectively.

     NOW, THEREFORE, the Company and the Rights Agent hereby agree as follows:

     1. Pursuant to Section 27 of the Rights Agreement, Section 1(c) of the Rights Agreement is hereby amended to add the following sentence at the end of such Section:

               "The foregoing notwithstanding, neither ServiceMaster Limited Partnership ("Purchaser") nor any of its Affiliates or Associates shall be deemed to be the "Beneficial Owner" of, or to "beneficially own," any securities of the Company which such Person may, directly or indirectly, acquire or have the right to vote or dispose of, or may be deemed to have the right to acquire, to vote or to dispose of, as a result of the transactions contemplated by that certain Acquisition Agreement (the "Acquisition Agreement"), among the Company, Purchaser and ServiceMaster Acquisition Corporation (the "MergerSub") and that certain Plan and Agreement of Merger (the "Merger Agreement"), among the Company, Purchaser and MergerSub, including without limitation any securities acquired as a result of the "Offer" and the "Merger" (as such terms are defined in the Merger Agreement).

     2. This Amendment Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

     3. In all respects not inconsistent with the terms and provisions of this Amendment Agreement, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this Amendment Agreement, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed and attested, all as of the day and year first above written.


Attest:                                          BAREFOOT INC.


/s/ Michael R. Goodrich                 By  /s/ Patrick J. Norton
---------------------------------           ------------------------------------
Name:    Michael R. Goodrich                Name:    Patrick J. Norton
Title:   V.P./Secretary                     Title:   President




Attest:                                          NATIONAL CITY BANK



/s/ Deborah A. Zurkovich                By  /s/ J. Dean Presson
---------------------------------           ------------------------------------
Name:    Deborah A. Zurkovich               Name:    J. Dean Presson
Title:   Assistant Vice President           Title:   Vice President



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